ALFRED V. GRECO, P.C.
              A Professional Corporation
             666 Fifth Avenue (14th Floor)
                 New York, N.Y. 10103


Alfred V. Greco                       Tel. 212-246-6550
Attorney At Law                       Fax  212-582-0176





November 4, 1996


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Attn:  David Lyon
       Mail Stop 3-11


Re:    An-Con Genetics, Inc. (the "Company")
       Amendment No. 4 Form SB-2
       SEC File No. 33-80763


Gentlemen:


There follows Amendment No. 4 on Form SB-2 registration statement of An-Con Genetics, Inc. consisting of facing page,
Part II and signature page characterizing Delton Cunningham as the principal accounting officer of the Company.

In addition, reference is made to prior comment number 27 wherein the staff expressed its concern that certain states might not permit recission offers unless it is made to all the shareholders of a corporation. This concern is not pertinent to the within recission offer and the undersigned has researched each and every state. We contemplate only one problematic state, that being California. However the problem stemming from the state of California does not relate to the SEC's expressed concern in its comment number 27. California, for some reason, is seeking to know whether or not there are other Blue Sky applications required that may not be covered by the current California Blue Sky application. However we expect to clear California this week. With respect to former comment number 29 of the staff, the paragraph entitled "Tax Opinion" on page 48 (page 59 on Edgar) of the prospectus, will be moved to follow the paragraph having the caption "Tax Consequences of Acceptance of Recission".

Finally on page 4 (Page 5 on Edgar) of the prospectus, the final document will be changed from "net gain of $156,400" to "net income of $156,400".

There is also enclosed herewith the letter of the Company requesting acceleration on Wednesday, November 6, 1996 or as soon thereafter as practicable.


Very truly yours,

s/Alfred V. Greco

Alfred V. Greco







SECURITIES AND EXCHANGE COMMISSION
                 Washington, DC 20549

                  AMENDMENT NO. 4 on
                       FORM SB-2
                Registration Statement
                       Under the
                Securities Act of 1933

                        AN-CON GENETICS, INC.
    (Name of Small Business Issuer in Its Charter)

   Delaware       3841                     112644611
(State or other   (Primary            (I.R.S.Employer
Jurisdiction of   Standard            Identification No.)
Incorporation or  Industrial
organization)     classification
                  code Number)

7100 30th Avenue North, St. Petersburg, FL 33710  1-800-537-2790
(Address and Telephone Number of Principal Executive Offices)

    7100 30th Avenue North, St. Petersburg, FL 33710
(Address of Principal Place of Business or Intended Principal
Place of Business)

Andrew Makrides 1 Huntington Quadrangle (1N11)
Melville, NY 11747 516-694-8470
(Name, Address and Telephone Number of Agent for Service)

Approximate Date of Proposed Sale to the Public  As Soon As
Practicable

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

            CALCULATION OF REGISTRATION FEE





Title of Each
Class of
Securities to
be
Registered




Amount to
be
Registered

Proposed
Maximum
Offering
Price
Per
Unit(1)


Proposed
Maximum
Aggregate
Offering
Price



Amount of
Registra-
 tion
Fee(2)


Common Stock
3,399,096

$.392(3)
$1,331,800
$459.25

(1)Estimated to calculate fee.
(2)The original fee for this filing was calculated to be $1,785.15 which has already been paid with the original filing on Form S-4.
(3)This represents the price per share to be paid for the shares by An-Con Genetics, Inc. if all shareholder offerees accept
Rescission.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                        PART II

Item 24.   Indemnification of Directors and Officers.

        Reference is made to Section 145 of the Delaware General Corporation law which provides for indemnification of directors and officers of a corporation and other specified persons subject to the specific requirements therein contained. In general, these sections provide the persons who are officers or directors of the corporation may be indemnified by the corporation for acts performed in their capacities as such. There are no provisions in the An-Con's Certificate of Incorporation, Amendments thereto or its By-Laws relating to indemnification as of the date of this Proxy Statement/Prospectus.

        Further reference is made to sections 102 and 145 of the Delaware General Corporation Law which provide for elimination of directors liability in certain instances, and indemnification of directors and officers of a corporation and other specified persons subject to the specific requirements therein contained. In general, section 102 allows an authorizing provision in the Certificate of Incorporation which would, subject to certain limitations, eliminate or limit a director's liability for monetary damages for breaches of his or her fiduciary duty. However, such an enabling provision could not limit or eliminate a director's liability for: (a) breaches of the duty of loyalty to the Corporation or its stockholders;
(b) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) for the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) for transactions in which the director received an improper personal benefit. There is currently such an enabling provision in the Company's Certificate of Incorporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, An-Con, will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







                          II-1

Item 25.  Other Expenses of Issuance and Distribution.
Registration Fees. . . . . . . . . . . . . . $1,785.15
Federal Taxes. . . . . . . . . . . . . . . . .   --   *
State Taxes and Fees . . . . . . . . . . . . .1,300.00*
Transfer Agent's Fees. . . . . . . . . . . . .1,000.00*
Printing Costs . . . . . . . . . . . . . . . 10,000.00*
Accounting fees                              40,000.00*
Legal. . . . . . . . . . . . . . . . . . . .120,000.00*
                  Total. . . . . . . . . . .174,085.15*

*Estimated

Item 26.   Recent Sales of Unregistered Securities
        On September 17, 1993 the Company sold 500 shares of
Common Stock valued at $750 to an investor at $1.50 per share.

        On April 5, 1994, the Company issued a total of 438,000 shares to 14 investors (some of whom are accredited investors). Such investors (a) converted indebtedness of the Company to them of a total of $358,900 into 236,066 shares of Common Stock (or an average of $1.52 per share); and (b) exercised warrants (issued to them in connection with the loans originally made to the Company in 1992 and 1993) and purchased 202,001 shares at an average exercise price of $1.50 per share or a total consideration for the exercise of $291,000.

        In May, 1994, the Company authorized the issuance of a total of 591,061 shares of Common Stock (valued at $177,300) to 21 persons, some of whom are accredited investors, as compensation for past services rendered.

        In May, 1994, the Company issued to Andrew Makrides, President and Robert Speiser, Chairman of the Board, 421,667 shares and 783,333 shares respectively in lieu of back salaries. The shares issued were valued at a total of $361,500 or $.30 per share.
        In January, 1995, pursuant to Acquisition Agreement dated January 11, 1995, as subsequently amended, the Company issued and placed in escrow a total of 3,399,096 shares of Common Stock in exchange for all of the outstanding shares of Aaron Medical Industries, Inc.

        In March, 1995, the Company issued a total of 35,000 shares valued at $.40 per share in exchange for 70 bonds held by sixteen bondholders.

        In April, 1995, the Company issued an additional 27,500 shares valued at $.40 per share to three consultants as compensation for services rendered.

        In June, 1995, the Company issued the total of 60,000 shares valued at $1.30 per share (or a total of $78,000) as part of the purchase price paid for real estate upon which the Company maintains its principal offices in St. Petersburg, Florida.

        During December and January of 1995-1996, the Company sold a total of 200,000 shares for $200,000, and warrants to purchase 200,000 shares at $3.00 per share, to a total of nine persons, some of whom were accredited investors. The warrants expire in November, 1998.


                        II-2
        In April 18, 1996, in exchange for construction services the Company issued 55,350 shares of Common Stock to a privately held corporation valued at $.69 per share.

        Except as to the issuance in escrow of 3,399,096 shares in January, 1995 (which shares are the subject of this registration statement), the Company relies upon the exemption to the registration provisions of the Securities Act of 1933 as set forth in Section 4(2) thereof with respect to each of the foregoing issuances.

Item 27.  Exhibits.

Exhibit No.      Description                     Location

  2         Restated and Amended Agreement
            between Registrant and Aaron Medical
            Industries, Inc. to Exchange
            Shares                                      *

  5         Opinion of Alfred V. Greco, P.C.
            regarding legality of securities
            being registered and Consent of
            Alfred V. Greco, P.C.                       *

  8         Amended Opinion of Bloom and Company        *

23(a)       Consent of Bloom and Company as to
            An-Con Financial Statements
            Aaron Financial Statements                  *

23(b)       Consent of Bloom and Company as to
            Tax Opinion                                 *

23(c)       Consent of Bloom and Company as to
            Disclosure                                           *

23(d)       Consent of Alfred V. Greco, P.C.
            is contained in the opinion                                *

99               Federal Court Decision Denying
                 Megadyne's request for Preliminary
                 Injunction against Aaron Medical
            Industries, Inc.                                     *

__________________________________________________________
   *Previously filed with Form S-4 as amended on Form sb-2.


Item 28.  Undertakings.

The Company will supplement the prospectus after the end of the rescission offer period, to include the results of the rescission offer and the transactions by the Company during the offering period. The Company will file a post-effective amendment to this registration statement if the amount of shares that the Company will purchase from rescission offerees requires a further sale of securities to secure funding by the Company. Such post-effective amendment will also specify any change in the terms of offering of shares by the Company from the terms set forth on the cover page of this prospectus.

II-3

             SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form SB-2 Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melville, State of New York on
November 4, 1996.



                                AN-CON GENETICS, INC.



                                S/J. Robert Saron
                                J. Robert Saron
                                Chief Executive                    Officer,
                                Chairman of the Board of
Directors



Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Amendment No. 4 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.


S/ J. Robert Saron                        November 4, 1996
 J. Robert Saron
  Chairman of the Board
  of Directors and CEO


S/ Andrew Makrides                        November 4, 1996
  Andrew Makrides, President,
   Director


S/ Delton Cunningham                 November 4, 1996
  Delton N. Cunningham
   Secretary-Treasurer,
   Chief Financial Officer
   Principal Accounting Officer


S/ George W. Kromer                       November 4, 1996
  George W. Kromer, Jr.
   Director


S/ Joseph F. Valenti                 November 4, 1996
  Joseph F. Valenti
   Director


c: ANCN-F.SB2






An-Con Genetics, Inc.
1 Huntington Quadrangle, Suit 1N11
Melville, NY 11747
Tel (516) 694-8470
Fax (516) 694-8477


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Attn:      David Lyon
           Mail Stop 3-11

Re:        An-Con Genetics, Inc. (the "Company")
           Amendment No. 4 Form SB-2
           SEC File No. 33-80763


Gentlemen:

In connection with filing of Amendment No. 4 on Form SB-2 in the above-referenced matter, acceleration is hereby requested for November 6, 1996, or as soon thereafter as practicable.
Thank you for your courtesy and cooperation.






Very truly yours,


An-Con Genetics, Inc.


by s/Andrew Makrides
   Andrew Makrides, President